Exhibit 99.1

Industrea Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing August 21, 2017

NEW YORK, August 17, 2017 — Industrea Acquisition Corp. (the “Company”) announced today that, commencing August 21, 2017, holders of the units sold in the Company’s initial public offering (the “Units”) may elect to separately trade the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and warrants (the “Warrants”) included in the Units. The Class A Common Stock and Warrants that are separated will trade on The NASDAQ Capital Market (“NASDAQ”) under the symbols “INDU” and “INDUW,” respectively. Units that are not separated will continue to trade on NASDAQ under the symbol “INDUU.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from: FBR Capital Markets & Co., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@fbr.com; and B. Riley & Co., LLC, Attention: Prospectus Department, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025, or by telephone at (310) 966-1444 or by email at compliance@brileyco.com.

About Industrea Acquisition Corp.

Industrea Acquisition Corp. is a special purpose acquisition company formed by Industrea Alexandria LLC, a portfolio company of Argand Partners, for the purpose of entering into a merger, stock purchase, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on manufacturing and service companies in the industrial sector.

Contact:

Howard Morgan

Chief Executive Officer

Industrea Acquisition Corp.

(212) 871-1107

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.